MANAGING PARTNER

At-Will Employment Agreement For Chantel Ray Real Estate Members

This  At-Will  Employment  Agreement  ("Agreement")   is  entered  into by Chantel  Ray  Real Estate Inc. ("CRRE")  and Heather Roemmich (“Member")  (each, individually,  a "Party"  and, collectively, the "Parties") as  of the  date  listed at the  end  of this  Agreement  under  Member's signature  (the "Effective Date").

Whereas,  CRRE  is  a  licensed  real  estate  broker  in  the  Commonwealth  of Virginia  and engages  in the  business  of providing  assistance  in real  estate  transactions  and  related  services  to members of the public;

Whereas,  CRRE  has established  a unique real  estate  brand and customer/client-base over a long period of time due to  its excellent  reputation, and Member  desires to work with, or be given continued opportunities  to work with, CRRE as an employee  subject to the terms and conditions of this Agreement;

Whereas,  Member  wishes  to be employed  by  CRRE  as an "at-will"  employee  to act  as a "managing partner"  at CRRE's offices  located  in the Greater Hampton  Roads Area (defined below), and be responsible  to  preform various  management-level   functions  at these  locations which  may include: recruiting real estate agents, managing various aspects of the day-to-day affairs of the CRRE offices, and supervising  the  real  estate  agents  and  employees  working  out  of the  CRRE  offices (collectively, the "Managing Partner Tasks");

Whereas,   if Member  is  already  working  with  CRRE  pursuant  to  a  prior  agreement  or arrangement,  Member  recognizes  that  his  or her  continued  employment  with  CRRE  is expressly contingent upon Member's agreement to this Agreement,  and if Member  is  unwilling to agree to this Agreement his or her employment with CRRE will be immediately terminated;

Whereas,  in consideration of CRRE  employing  Member  as an "at-will"  employee, Member agrees to the terms, warranties and covenants contained in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.         EMPLOYMENT

CRRE hereby employs Member, and Member accepts such employment,  as  an "at-will" employee on the terms and conditions set forth in this Agreement. Member will work out of CRRE' s office within the Greater Hampton Roads Area and be responsible to  perform  such duties and functions provided by CRRE to Member, including the Managing Partner Tasks. Subject to the terms of this Agreement, during the term of employment ("Term"), Member  shall devote Member's best efforts, knowledge, skill, and Member's full time to CRRE's business and affairs. Member shall diligently and faithfully carry out the policies and programs of CRRE. Member shall cooperate with other employees and agents of CRRE to promote the best interests of CRRE.

2.        COMPENSATION

CRRE will pay Member in accordance with the payment terms  offered and agreed upon in writing by CRRE. Member's compensation may be modified or changed at any time, in CRRE's sole discretion.

3.        TERM  OF THIS AGREEMENT

a.        Initial Term.  The initial term of the Agreement shall be for one (1) year (the "Initial Term").    Upon  the conclusion of the Initial  Term,  this  Agreement shall automatically renew for consecutive one (1) year periods ("Additional Terms").   For purposes of this Agreement,  the Initial Term and any Additional Terms are collectively referred to as the "Term."

b.         "At-Will"  Employment.   Employee's employment with CRRE is "at-will," meaning that CRRE may terminate this Agreement and the employment relationship  between CRRE and Member for any reason or no reason, with or without cause, immediately or upon two-weeks' written notice to Employee, at the sole and absolute discretion of CRRE.   This Agreement shall not provide any right to Member to be employed by CRRE for any particular period of time, or limit in any way the right of CRRE to terminate or cause Member's separation from CRRE in CRRE's sole discretion.

c.        Member to Provide Two Weeks' Notice.   Member  may terminate the employment relationship between CRRE and Member upon two-weeks' prior written notice to CRRE.  In such an event, Member shall, at the sole and  absolute discretion of CRRE, continue to render Member's services to CRRE for such two-week period, and shall be paid Member's regular compensation up to the date of termination of such employment. Upon receipt of such notice by CRRE, CRRE may in its discretion elect to terminate Member's employment with CRRE immediately.

d.         Obligations Upon Departure.   In the event Member's employment with  CRRE is terminated,  whether voluntarily or involuntarily, Member agrees and understands: (i) that his or her obligations pursuant to Sections 5-15 of this Agreement   shall  survive the termination  of this Agreement; and (ii) that he or she shall immediately,  with or without the request or demand of CRRE, return to CRRE all  originals and all  copies, including  electronic copies, of Confidential Information (as defined herein).

4.        MEMBER AGREEMENTS AND WARRANTIES

a.        Members Warranties.  Member warrants and agrees that: (i) as of the Effective Date, Member  has no disciplinary actions pending against Member by the Virginia Real Estate Board or similar boards in other jurisdictions; (ii)  Member shall  conduct Member's business in accordance with all applicable laws and rules governing the real estate industry; (iv) Member shall abide by the rules and regulations contained in the CRRE Employee Manual I Guidebook,  as it is updated by CRRE from time to time.

b.         Member Not Party to  Other Agreements.   Member represents  and warrants that Member is not a party to any other agreement  containing  a non-solicitation provision,  non-compete agreement, or other restriction with respect to (1) the nature of any services that Member will perform in the course of working at CRRE or (2) the disclosure or use of any  information that directly or indirectly relates to the nature of the business of CRRE or the services to be rendered by Member during the period Member is employed by CRRE.

5.         NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

a.         Definition of Confidential Information.   "Confidential Information" means CRRE's proprietary and nonpublic information of commercial value that Member would not be aware of if Member had not been affiliated with CRRE. Confidential Information may include,  but is not limited to, information stored on CRRE's private computer network, including the "J" drive, communications contained in emails and things spoken orally to Member.

The following are specific examples of Confidential  Information,  although this is  not an exclusive list.  Confidential Information includes: all lists and databases of CRRE's current and former customers and clients; contracts with CRRE's current and former customers and clients; information related to CRRE's current and former customers and clients, such as contact information, social security numbers and financial information; the identities and contact information for CRRE's Professional Referral Sources (defined below); CRRE's business plans; business models; growth and development plans; sales and profit data; marketing plans, methods and strategies; sales and marketing materials; unpublished advertising content; listing presentations; marketing agreements with other companies; training materials; transaction and closing coordinator checklists; internal corporate documents such as corporate minutes, tax forms and accounting data; internal information regarding CRRE's daily operations; financial and management information; sales volume logs; operating and agent manuals; buyer and seller Net Sheets; commission rates; agents commissions; employee payroll information; and agent and employee job descriptions and security procedures. Confidential Information also includes any information that is designated (either orally or in writing) by CRRE as "confidential," "proprietary," or some such similar label.

Confidential Information does not include any information that is now publicly known or that subsequently becomes generally publicly known, unless the information becomes public as a result of a breach of duty of confidentiality, loyalty, law, or contract, by any person or entity.

b.         Confidentiality.   Member agrees  to use the Confidential Information solely for the benefit of CRRE and for the purpose of performing Real Estate Services for CRRE. Member shall treat all Confidential Information in a secret and confidential manner and shall not make use of or disclose any Confidential Information,  directly or indirectly,  for any  purpose whatsoever, to any person or entity outside of CRRE, at all times during the Term of this Agreement, and for the time period of two (2) years following Member's departure from CRRE.

d.         Trade  Secrets.    Member  shall  keep confidential  any information  of CRRE  that constitutes a trade secret for so long as such information remains a trade secret.

e.         No  Download.   Member covenants and warrants that he/she shall never transfer or download Confidential Information, in either written or electronic form, at any time, onto Member's personal   computer, thumb   drive, cloud   storage   service,   or any other form of storage   except as specifically authorized by CRRE.

f.          Commission Rates and  Splits.  Member agrees not to disclose commission rates and splits with any person, even within  CRRE, except to those persons approved by CRRE or as required by law.

g.         Return  of Confidential  Information  Upon   Termination.    Upon   termination of Member's employment with CRRE, Member shall return to CRRE all Confidential Information in Member's possession (originals and all copies) and take reasonable steps to ensure Member has not retained any copy of any Confidential Information.

h.         Legal Process Exception.   In the event Member is compelled to disclose Confidential Information pursuant to any validly issued subpoena or under oath as part of a deposition or valid legal proceeding under the laws of the United States, Member may truthfully disclose such Confidential Information as required by law, but only as much as required by law.  If Member is compelled by any subpoena, court or government agency to disclose Confidential Information, Member shall immediately provide notice to CRRE, and Member agrees to cooperate fully with CRRE in the event CRRE seeks a protective order, or similar proceeding, to limit Member's disclosure of Confidential Information.

6.         COVENANT NOT TO COMPETE

During the Term of Member's employment with CRRE and for a period of two (2) years immediately following the expiration or termination of Member's employment with CRRE, Member shall not work in a management  role at another real estate brokerage performing the Managing Partner   Tasks   within   the   Virginia   cities   of Chesapeake,  Hampton,   Newport   News,   Norfolk, Portsmouth, Suffolk, and Virginia Beach (the "Greater Hampton Roads Area").

7.         NON-SOLICITATION / NON-SERVICE

a.         Summary.   Member is agreeing below that if he or she leaves CRRE, for a limited period of time Member will not be allowed to solicit real estate services from certain individuals and entities that Member may have worked   with or became   familiar with while he or she was an employee at CRRE.   CRRE spends a great deal  of money generating leads for its real estate agents, and Member  understands that CRRE   has a valuable   interest in protecting  this investment and preventing departing agents and employees from taking these leads for themselves or for a competing entity.

b.         A  "CRRE  Customer"   is  a  Prospective  Client  Known  to  Member.     CRRE's computer  network  maintains  a database   of persons   or entities  that have expressed   interest in completing real estate transactions with CRRE (the "Lead System"). A "CRRE Customer" is a person or entity listed on the Lead System that, within the prior twelve (12) months that Member was an employee at CRRE, Member either: (1) became familiar with such person or entity while working at CRRE; or (2) Member viewed such person or entity's name and contact information on the Lead System.

c.         A "CRRE Client" is an Active Client.  A "CRRE Client" is any person or entity that has either: (1) signed a buyer/broker  or listing agreement with CRRE and such agreement has not yet expired according to its terms; or (2) has completed one or more real estate transactions through CRRE within the previous two (2) years.   A CRRE Client also includes any person, entity or lender owned real estate (''REO") contact, who paid a fee to receive real estate purchase or sale assistance or property management services through CRRE within the previous two (2) years.

d.        Non-Solicit of CRRE Customers.  For a period of twelve (12) months following the termination  or expiration of Member's  employment   with CRRE, Member shall not directly  or indirectly through any  other person or entity  solicit any  CRRE Customer to provide Real  Estate Services.

e.        Non-Service of CRRE Customers.  For a period of twelve (12) months following the termination or expiration  of Member's  employment with CRRE, Member shall  not provide Real Estate Services to any CRRE Customer.

f.          Non-Solicit  of CRRE  Clients.    For a period  of  two   (2)  years   following  the termination or  expiration  of Member's  employment with CRRE, Member shall not  directly  or indirectly through any other person or entity solicit any CRRE Client to provide Real Estate Services.

g.         Non-Service  of CRRE  Clients.    For a period  of two (2) years following  the termination or expiration of Member's employment with  CRRE, Member shall  not provide Real Estate Services to any CRRE Client.

8.        NON-SOLICITATION OF REFERRAL SOURCES

a.        Professional Referral Sources.  Member understands and agrees that CRRE goes to great expense  to develop sophisticated real estate investors who regularly refer potential real estate leads in the ordinary course of their business, such as real estate investors, building and construction companies, house-flippers and  land developers ("Professional Referral  Sources"), and  Professional Referral Sources provide  a large volume  of business to CRRE.   Professional Referral Sources are individuals or entities who are engaged in a profession where they are likely to generate multiple real estate leads in the ordinary course of their business. Member understands that Member would  not know the identity of Professional Referral Sources or the specific terms of the referral relationships, including pricing, if Member was not affiliated with CRRE.

b.         Non-Solicit  of Professional  Referral  Sources.    For a period  of  two (2) years following  the termination  of Member's  employment with  CRRE, Member shall  not directly or indirectly  through any other person or  entity  solicit  any Professional  Referral  Sources,  whom Member became first acquainted with while at CRRE, for purposes of offering Real Estate Services.

c.        Non-Solicit of Referrals from Professional Referral Sources.  For a period of two (2) years following the termination of Member's employment with CRRE, Member shall not directly or indirectly through any  other person or entity  solicit any  referrals made known to Member by Professional  Referral  Sources, whom Member became first acquainted with while at  CRRE, for purposes of offering Real Estate Services.

d.         General  Advertising.    None of the  restrictions against solicitation  of Real  Estate Services in this Agreement shall preclude or restrict Member from engaging in general advertising to the public that is not specifically targeted at CRRE Clients or CRRE Customers.

9.         NON-INTERFERENCE AND NON-SOLICITATION OF EMPLOYEES AND/OR AGENTS

Member acknowledges that  CRRE incurs significant expense in recruiting and training its employees  and agents.    During  the Term of this Agreement and for a period of two (2) years following the date of the termination of Member's employment with CRRE, Member shall not solicit, hire or attempt to hire, or induce or attempt to induce to leave CRRE, any person who was employed or engaged by CRRE (whether as an employee, independent contractor or otherwise) during the period of time in which Member was employed by CRRE, for the purposes of such person leaving CRRE to work with another real estate brokerage in the Greater Hampton Roads Area. In addition to any  equitable relief available to CRRE, if Member breaches this Section 9, Member shall pay to CRRE, as liquidated damages, three months of the gross monthly pay for each person who separates from his/her employment or other relationship with CRRE due, in whole or in part, to a violation of this Section 9. In addition, Member shall pay all costs incurred by CRRE for training or educating that person.

10.       NON-PROMOTION AND DEFAMATION

a.         Non-Promotion.    Following the termination of Member's employment  with CRRE, Member shall  only identify  themself as a "former"  CRRE employee,   and Member agrees to immediately update his or her resume, CV, business cards, social media websites such as Facebook and Linkedln, and any other marketing materials to ensure Member is no longer identified, directly or implicitly, as a current CRRE employee, and instead is listed as a "former" CRRE employee, or it is otherwise made clear that Member is no longer associated with CRRE.

b.         No Defamation.   During the time period of one (1) year following the termination of Member's  employment with CRRE, Member warrants and covenants that Member, directly  or indirectly, will not issue, or cause to issue, any  communication, written, orally or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against CRRE or CRRE's owners, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries and affiliates, except if testifying truthfully under oath  pursuant to a validly  issued  subpoena, during a deposition, or before a United States  state  or federal  court or official  government agency proceeding.   During  the time  period of one (1)  year following  the termination  of Member's employment with  CRRE, Member agrees that upon each  request from CRRE, Member will admit or deny, under oath and penalty of perjury, if any glassdoor.com posting, or other related "anonymous" Internet posting, is "from," "authored," or "associated" with Member or someone acting on Member's behalf or at Member's direction.

11.       ENFORCEMENT OF COVENANTS

a.         Member Acknowledgements.   Member understands and agrees that CRRE goes to great time and expense to obtain CRRE Clients, CRRE Customers and referral sources, and to train and recruit CRRE employees and agents. Member acknowledges  that Member will derive significant value from CRRE's providing Member with Confidential Information to enable Member to optimize the performance of Member's duties to CRRE. Member agrees that Member would not know the identity of these individuals or the specific terms of the relationships if Member were not affiliated with CRRE. Member acknowledges that the time, geographic and scope limitations of the restrictive covenants above are reasonable and that Member will not be precluded from the ability to earn a livelihood if Member is obligated to comply with the covenants as set forth above during the prohibited  period  and within the geographic   restrictions.   Member further acknowledges  that Member's fulfillment of the obligations contained in this Agreement, including, but not limited to, Member's confidentiality, non-compete and non-solicitation obligations, are necessary to preserve the value and goodwill of CRRE.

b.         Equitable  Relief.  Member understands  that a breach of the covenants   in  this Agreement is a material breach and may cause CRRE great and irreparable harm.  Consequently, if Member breaches or threatens  to breach this Agreement, CRRE shall be entitled to equitable relief, including a preliminary and permanent injunction.   Member waives the posting of bond by CRRE on any preliminary injunction obtained against Member for breach of this Agreement.

c.         Monetary Damages.  In addition to equitable relief, liquidated damages as stated in this Agreement and any other damages allowable by law, in the event that CRRE should lose a listing or a buyer due to Member's breach of this Agreement, Member shall pay to CRRE an amount equal to 100% of the gross fees that would have been paid to CRRE were it not for Member's breach

d.         Claims  Against  CRRE.   The real or perceived existence of any claim or cause of action of the Member against CRRE, whether predicated on this Agreement or some other basis, shall not relieve Member of Member's obligations under this Agreement and shall not constitute a defense to the enforcement by CRRE of the restrictions and covenants contained herein.

12.       INDEMNIFICATION

Member shall defend, indemnify and hold harmless CRRE and  CRRE's agents, employees, officers,  successors, assigns, from and against all losses,  damages, liabilities,  fines, levies,  suits, proceedings, claims, actions or causes of actions of any kind whatsoever including, but not limited to, all costs, court costs, litigation expenses and attorney fees arising from, growing out of, in connection with  or incidental  to the Member's  acts or omissions, or Member's  breach of any term of this Agreement.   CRRE may satisfy such indemnity (in whole or in part) by way of deduction from any bonus or other monies due to Member, so long as such satisfaction complies with applicable law.

13.       NOTICE

Member shall give notice to CRRE by written communication sent by first class mail, postage pre-paid,  to Chantel Ray Real Estate, Inc., 1833 Republic Road, Suite 103, Virginia Beach, Virginia 23454. CRRE may give notice to Member by electronic mail or by first-class mail to the last known address on file for Member at CRRE.

14.       GOVERNING LAW AND WAIVERS

This Agreement shall be governed   by and construed  in accordance  with the laws of the Commonwealth of Virginia.   Member expressly consents to personal jurisdiction in Commonwealth of Virginia. The Parties agree that in connection with any action, suit, or proceeding arising out of or relating to this Agreement or any of the dealings of the Parties, venue shall be proper only and exclusively in the state courts located in the cities of Virginia Beach and Chesapeake, Virginia and the United States District Court for the Eastern District of Virginia located in Norfolk, Virginia.

15.        MISCELLANEOUS

a.         Disclosure   Authorization. In  order   to protect    CRRE's interests   under   this Agreement, Member authorizes CRRE to disclose the existence of this Agreement and its terms to any third party with whom Member may have, or with whom Member may consider establishing, an employment or business relationship, and CRRE shall bear no liability for such disclosure.

b.         Attorney Fees and  Costs.  If Member breaches any term, warranty or covenant in this Agreement, Member agrees to reimburse CRRE for all costs and attorney fees incurred by CRRE in connection with enforcement of CRRE's rights against Member, regardless of whether litigation is commenced.

c.         Assignment.  This Agreement  shall inure to the benefit  of CRRE   and CRRE's successors and assigns. Member may not assign this Agreement without CRRE's written permission, and this Agreement  is binding  upon Member and Member's heirs, executors, and legal and/or personal representatives.

d.         Advice  of  Counsel.  Each Party acknowledges and   agrees that   it has had the unrestricted opportunity to consult with independent legal  counsel of their own choosing who could participate  in the drafting   and negotiation  of this Agreement,  that any   decision   not to be so represented was voluntarily and independently made by that Party.   Any  rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against either Party.

e.         Severability.   The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.    If any provision or clause of this Agreement, or portion thereof,  shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.

f.          Waiver.    Any term or provision   of this Agreement may be waived by a written instrument at any time by the Party entitled to the benefit thereof. The failure by any Party to enforce any term or provision of this Agreement shall not affect the validity or enforceability of that term or provisron,

g.         CRRE   Employee  Manual   I  Guidebook.   In the event of conflict between the Employee Manual I Guidebook and this Agreement, the terms of this Agreement shall prevail.

h.         Complete Understanding.   This Agreement represents the entire agreement of the Parties as to its subject matter, and any prior agreements, promises, negotiations, or representations, whether oral or written, not expressly set forth in this Agreement are of no force and effect.

i.          Modification.  This Agreement may not be altered, amended or modified without the written consent of both Parties.

Witness the following signatures.